UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

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ACTIVISION BLIZZARD, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Activision Blizzard, Inc.

On April 29, 2022, Activision Blizzard, Inc. (“Activision Blizzard”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with its 2022 Annual Meeting of Stockholders to be held on June 21, 2022 (the “Annual Meeting”). On May 27, 2022, SOC Investment Group issued a letter to Activision Blizzard’s shareholders regarding certain matters to be considered at the Annual Meeting and, on May 30, 2022, Activision Blizzard issued the attached response.

Skadden, Arps, Slate, Meagher & Flom llp

500 BOYLSTON STREET

BOSTON, MASSACHUSETTS 02116

TEL: (617) 573-4800

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www.skadden.com

May 29, 2022

To SOC Investment Group:

We write to address certain blatant misrepresentations contained in the SOC Investment Group’s May 27, 2022 Solicitation (“SOC Solicitation”) for the upcoming Annual Meeting of Activision Blizzard, Inc. (“Activision Blizzard” or “the Company”).

First, the SOC Solicitation falsely states: “To the extent the Board has taken any action in response to these numerous allegations, it has been to assert in vague terms that the company is taking appropriate steps to address its issues, create a new Board committee comprised of the two women directors on the Board as of November 2021, and to add two new woman directors prior to and at the 2022 general meeting. While these small changes are not unwelcomed, they are clearly far from the thorough housecleaning and serious self-examination that the situation at Activision incontestably demands.”

Nothing could be further from the truth. As described in the Proxy and elsewhere, under the Board’s leadership and direction, Activision Blizzard has:

•	Announced the launch of a new Company-wide, more comprehensive, zero-tolerance harassment policy;
•	Waived arbitration for individual claims of sexual harassment, unlawful discrimination, or related retaliation arising after October 28, 2021;
•	Implemented new policies, including a global drug and alcohol policy for Company-sponsored events and zero tolerance for alcohol consumption in the workplace;
•	Hired a Senior Director of Equal Employment Opportunity, Equity & Compliance, since promoted to VP, Workplace Integrity and EEO, with relevant experience in gender discrimination, harassment, and related retaliation to serve as an internal EEO coordinator and assist the Company and the neutral, third-party EEO consultant with implementation of our agreement with the EEOC;
•	Hired a Chief Diversity, Equity, and Inclusion Officer;
•	Combined the investigations groups into one centralized Ethics & Compliance team, which is separate from business units and other groups like Human Resources or Employee Relations;
•	Improved transparency to employees by providing regular updates on diversity representation and pay equity;
•	Invested in and launched tools and systems that allow us to better track representation of women and UEG candidates at the applicant, interviewing, and hiring stages of our recruiting processes;
•	Made progress in ensuring there are diverse slates of candidates for all open positions;
•	Launched “Upward Feedback,” an annual process that gives employees a formal opportunity to share constructive, actionable feedback with their managers through an anonymous survey;
•	Expanded the “Way2Play Heroes” program, created in 2018, which consists of volunteers who help other employees understand their reporting options, champion speaking up, and provide feedback and advice on how to strengthen Activision Blizzard’s overall ethics & compliance program; and
•	Quadrupled the size of Activision Blizzard’s Ethics & Compliance team since July 2021.

Moreover, a federal court has just this week dismissed a shareholder complaint alleging that Activision Blizzard’s Board breached its duties with respect to alleged harassment, discrimination and other workplace misconduct. The court rejected the claim that the Board failed to discharge its oversight duties and noted (among other things) that internal Board materials cited by the shareholders undercut their claims by demonstrating specific actions taken during the relevant period to address alleged workplace issues.

Second, the SOC Solicitation cites to Wall Street Journal reporting, and alleges that the “number, range, and scope of harassment allegations against Activision executives and managers” were concealed from the Board.

The Board and its external advisors have diligently reviewed the actions alleged against both Activision’s senior leadership and the Board by the California Department of Fair Employment and Housing (“DFEH”) and the Wall Street Journal. The Board and its external advisors have determined that there is no evidence to suggest that either Activision Blizzard senior executives or the Board ever intentionally ignored or attempted to downplay the instances of sexual harassment that occurred and were reported. That work also has not unearthed any evidence, directly or indirectly, suggesting any attempt by any senior executive or employee to conceal information from the Board. The review of contemporaneous documentation and statements by relevant individuals shows that media criticism of the Board and Activision Blizzard senior executives as insensitive to workplace matters is without merit. Based on that review of the underlying factual record, it is plain that prior articles contain numerous statements that are materially incomplete and/or inconsistent with the full factual record. Indeed, certain of those statements are "half-truths" that in the absence of proper context are misleading and paint an inaccurate picture of Activision Blizzard. Both the Board and Activision Blizzard senior executives have responded in a timely manner and with integrity and resolve to improve the workplace at Activision. While there are some substantiated instances of gender harassment, those materials do not support the conclusion that Activision senior leadership or the Board were aware of and tolerated gender harassment. In short, the statements alleging intentional concealments of facts from the Board are simply false.

Third, the SOC Solicitation falsely states that Activision Blizzard has a “‘frat house’ culture … publicly revealed by the California Department of Fair Employment and Housing (“DFEH”) in its pending lawsuit[.]”

At almost any Fortune 500 company like Activision Blizzard (which has employed over 25,000 employees over the last decade), there will be instances of employee misconduct. The Company takes such instances very seriously, and is committed to continually improving its workplace. But the SOC Solicitation’s characterization of Activision Blizzard and its leadership is, as SOC seems to acknowledge throughout its paper, simply a continuation and reassertion of the inflammatory and unsubstantiated allegations the DFEH wrongly asserted against Activision Blizzard. By reiterating unsubstantiated or unattributed allegations about Activision Blizzard first made in a court filing or by a news outlet, including regarding the Company’s workplace, culture, management, and Board, SOC risks misleading the Company’s shareholders as they make voting decisions in reliance upon the SOC Solicitation.

To be clear, there has been no court finding, verdict, or ruling, concluding these allegations to be true. The DFEH was not assigned to investigate harassment in its agreement with the Equal Employment Opportunity Commission (“EEOC”), nor did it in fact complete an investigation into issues of harassment at Activision Blizzard. In fact, proceeding with disregard for its ethical obligations under state and federal law, the DFEH has actually harmed Activision Blizzard workers by attempting to derail the EEOC proceeding and resolution at least six separate times. With these tactics, the DFEH is yet again seeking to delay compensation for affected individuals indefinitely. And in the Consent Decree approved by a federal court, the EEOC, the federal agency that did investigate issues of harassment at Activision Blizzard, made no finding of systemic harassment.

Fourth, the SOC Solicitation not only fails to address the significant workplace progress the Board has overseen to enhance the Company’s culture, but also mischaracterizes the Board’s governance practices and misrepresents the outcome of prior shareholder votes to fit its false narrative.

The SOC erroneously asserts that a majority of Activision Blizzard shares were voted against the Company’s Say on Pay proposal two years ago and that the Company made only superficial changes in response. In fact, the majority of shares voted in 2020 were in favor of the Company’s Say on Pay proposal, and the Board subsequently implemented substantial changes to executive compensation based on feedback from extensive engagement with its shareholders.

In another example of the Board’s focus on strong governance, in November 2021 the Board formed a Workplace Responsibility Committee, which currently consists of three independent directors, to oversee the Company’s progress in successfully implementing new and updated workplace policies, procedures, and commitments. In consultation with management, the Workplace Responsibility Committee is responsible for developing key performance indicators and other means to measure and ensure accountability in furtherance of our goal to be a model workplace. The committee has already begun receiving progress reports from executive management.

The Board continues to broaden the diversity, skills, and experiences of the Company’s directors as part of our ongoing commitment to Board refreshment. We recently announced Lulu Meservey’s appointment to the Board and Kerry Carr’s nomination for election at our 2022 Annual Meeting. Activision Blizzard firmly believes the current Board nominees have the practical wisdom and strong professional characteristics, judgment, and leadership abilities required to continue to strengthen workplace culture and keep the Company performing competitively while working to close the transformative and value creating transaction with Microsoft.

The SOC Solicitation’s assessment of the Board’s structure fails to reflect the capabilities and experience that our experienced directors including Mr. Morgado bring as members of Activision Blizzard’s Board. Since joining the board in 1997, Mr. Morgado has helped oversee the transformational growth of the Company. As the former Chairman and CEO of Warner Music Group and founder and Chairman of Maroley Media Group, Mr. Morgado brings extensive experience leading a variety of media and entertainment companies and offers important perspectives necessary to ensure the Company remains competitive in an increasingly expanding industry. In key leadership positions on the Board, and throughout his tenure, Mr. Morgado has relentlessly focused on stockholder value creation and operational excellence. The capabilities and experience of our experienced directors mean that they are uniquely positioned to provide oversight of the business and its work towards achieving workplace goals throughout the pendency of the Microsoft transaction.

Finally, the SOC Solicitation references a “huge loss of value shareholders have suffered” and takes aim at the transaction with Microsoft.

In fact, Microsoft’s all-cash purchase represents a premium of approximately 45% to Activision Blizzard’s closing stock price on January 14, 2022, the last trading day prior to the announcement of the merger. With the overall downturn in the market (and the technology and gaming space specifically), the relative value for Activision Blizzard shareholders in this deal has further increased since the transaction was announced. The proposed transaction with Microsoft was overwhelmingly approved by our shareholders at our April 28, 2022 Special Meeting, with over 98% of the shares voted cast in favor of the transaction, and we believe the proposed transaction will accelerate achievement of our ambitions while creating meaningful opportunities for our employees. The creation of shareholder value is not a recent phenomenon for Activision Blizzard management. Over the past decade alone, the value of the Company has quadrupled, from $14 billion to over $60 billion, reflecting the strategic and operating success of Activision Blizzard.

We thank you in advance for taking these points into consideration in advance of our Annual Meeting. We appreciate your support and feedback.

Sincerely,

/s/ James R. Carroll

James R. Carroll